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Exhibit 12.01


GLENBOROUGH REALTY TRUST INCORPORATED
Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Dividends
For the five years ended December 31, 2001 (dollars in thousands)


                                               1997         1998         1999          2000         2001
                                            ---------    ---------    ---------     ---------    ---------
EARNINGS, AS DEFINED

Net Income before Preferred Dividends(1)    $  19,368    $  44,602    $  50,286     $  38,869    $  43,875
Extraordinary items                               843        1,400         (984)        7,910        1,732
Minority Interest                               1,119        2,550        3,647         2,157        2,745
Fixed Charges                                   9,668       53,289       64,782        63,281       37,802
                                            ---------    ---------    ---------     ---------    ---------

                                            $  30,998    $ 101,841    $ 117,731     $ 112,217    $  86,154
                                            ---------    ---------    ---------     ---------    ---------

FIXED CHARGES AND PREFERRED
   DIVIDENDS, AS DEFINED

Interest Expense                            $   9,668    $  53,289    $  64,782     $  63,281    $  37,802
Capitalized Interest                               --        1,108        2,675         3,777        4,573
Preferred Dividends                                --       20,620       22,280        20,713       19,564
                                            ---------    ---------    ---------     ---------    ---------
                                            $   9,668    $  75,017    $  89,737     $  87,771    $  61,939

RATIO OF EARNINGS TO FIXED
   CHARGES(2)                                    3.21         1.87         1.75          1.67         2.03
                                            ---------    ---------    ---------     ---------    ---------

RATIO OF EARNINGS TO FIXED
   CHARGES AND PREFERRED
   DIVIDENDS(2)                                  3.21         1.36         1.31          1.28         1.39
                                            ---------    ---------    ---------     ---------    ---------

(1) Net Income (Loss) before Preferred Dividends includes depreciation and amortization expense as a deduction.

(2) Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Dividends includes depreciation and amortization expense as a deduction from earnings.